Exhibit 99

         OMI Corporation Announces Establishment of a Regular
           Quarterly Dividend and Declaration of Dividend;
                       Gives Earnings Guidance

    STAMFORD, Conn.--(BUSINESS WIRE)--March 11, 2004--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that its Board of Directors had voted to commence paying a regular quarterly dividend on its common stock. The Board declared a dividend of $.05 per share payable on April 14, 2004 to holders of record March 22, 2004.
    In addition, the Company announced extensions until late 2006 of existing time charters on two vessels, which charters were scheduled to expire late in 2004. Both extensions are of charters with a base rate and profit sharing and will continue upon the same terms.
    The Company further stated that rates for spot vessels have remained strong through the quarter and the Company expects earnings for the first quarter of 2004 to be at least $0.66 per share.
    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer said "during the past year we have strengthened our balance significantly and continued to grow our business on a conservative and profitable basis. We now feel comfortable that we can continue to grow our business and pay a regular dividend."
    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 37 vessels, primarily Suezmaxes and product carriers, aggregating 3.1 million deadweight tons. The Company currently has 22 of its vessels on time charter. OMI now has on order six 37,000 dwt ice class 1A product carriers. Three of the vessels are scheduled to be delivered in 2004, two in 2005 and the last in 2006.

    CONTACT: OMI Corporation, Stamford
             Fredric S. London, 203/602-6789